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                                     EXHIBIT 23.2

                            INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Zycad Corporation on Form S-3 of our report on the financial statements (which expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty of the Company's ability to continue as a going concern), dated March 11, 1997 (April 14, 1997 as to the last paragraph of Note 5 and as to Note 11) appearing in and incorporated by reference in the Annual Report on Form 10-K of Zycad Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP



San Jose, California
May 14, 1997